UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009

Black Gaming, LLC
(Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

Executive Employment Agreement of Robert R. Black, Sr.

On January 8, 2009, Black Gaming, LLC (the “Company”) executed an Executive Employment Agreement (the “Black Agreement”) with Robert R. Black, Sr., the Company’s Chief Executive Officer. Mr. Black has been serving in this capacity since the Company’s formation. The Black Agreement provides that Mr. Black will receive a base salary of $577,500 per year which will increase by 5% on January 1 of each renewal period of the Black Agreement. The Company will also pay Mr. Black a management fee equal to 5% of its Consolidated EBITDA, as defined in the Indenture, dated as of December 20, 2004 (the “Indenture”), by and among the Company’s direct and indirect wholly-owned subsidiaries, Virgin River Casino Corporation, B & B B, Inc., and RBG, LLC, as issuers, and The Bank of New York Trust Company, N.A., as trustee, under which the 9.000% Senior Secured Notes due 2012 were issued. 90% of the management fee will be paid on January 8 of each year, which payment will be based on an estimate of the Company’s Consolidated Net Income, as defined in the Indenture, and other amounts that comprise the calculation of Consolidated EBITDA. Within 30 days after the determination of the Consolidated EBITDA for the applicable year, the Company will pay Mr. Black the difference between the estimated amount paid and actual amount of the management fee. If the estimated amount paid is greater than the actual amount of the fee, Mr. Black will repay the excess fee to the Company.

In addition to his salary and management fee, Mr. Black is entitled to (1) reimbursement for all reasonable out-of-pocket expenses incurred in performing services under the Black Agreement, (2) a car allowance of not less than $19,200 per year, (3) various food, spa, hotel rooms and related services at no charge, provided, such complimentaries do not exceed $2,000 per month, (4) participation in the Company’s employee benefit programs and plans generally made available to its executives or salaried employees, (5) executive perquisites in accordance with the terms and provisions of the applicable policies, and (6) paid personal time off and paid vacation, consistent with past practices.

The initial term of the Black Agreement is through December 31, 2009 unless sooner terminated and shall automatically renew for successive one-year periods unless written notice is given by either party at least 30 days prior to the otherwise scheduled expiration of the term that such term shall not renew. If Mr. Black is terminated without cause, he will be entitled to receive an amount equal to his salary for the remainder of the term, any portion of the management fee for any prior year which has not yet been paid based upon the estimated Consolidated EBITDA, and, with respect to the year in which the termination without cause occurs, the management fee based upon the estimated Consolidated EBITDA for such year through the effective date of the termination.

The foregoing summary of the Black Agreement is qualified in its entirety by reference to the complete text of the Black Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Executive Employment Agreement of Anthony Toti

On January 8, 2009, the Company executed an Executive Employment Agreement (the “Toti Agreement”) with Anthony Toti to serve as the Company’s Chief Operating Officer. Mr. Toti’s appointment to the position of Chief Operating Officer was disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2008.

Mr. Toti’s base salary will be $250,000 per year. Further, if Mr. Toti is employed by the Company as of December 31 of any year, the Company will pay Mr. Toti a bonus of $50,000. However, if Mr. Toti is not employed by the Company as of December 31, he will have no right to receive any portion of such amount. In addition to his salary and bonus, Mr. Toti is entitled to (1) reimbursement for all reasonable out-of-pocket expenses incurred in performing services under the Toti Agreement, (2) participation in the Company’s employee benefit programs and plans generally made available to its executives or salaried employees, (3) executive perquisites in accordance with the terms and provisions of the applicable policies, and (4) participation in all PTO and vacation programs made available to the Company’s executives or salaried employees.

The initial term of Mr. Toti’s employment as Chief Operating Officer will be through December 31, 2009 unless sooner terminated and shall automatically renew for successive one year periods unless written notice is given by either party at least 30 days prior to the otherwise scheduled expiration of the term that such term shall not renew. If Mr. Toti is terminated without cause, he will be entitled to receive an amount equal to his salary for the remainder of the term.

The foregoing summary of the Toti Agreement is qualified in its entirety by reference to the complete text of the Toti Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	– Financial Statements and Exhibits.

Exhibit	Name
Exhibit 10.1	Executive Employment Agreement with Robert R. Black, Sr. dated January 8, 2009
Exhibit 10.2	Executive Employment Agreement with Anthony Toti dated January 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: January 14, 2009

By: /s/ Sean P. McKay
       Sean P. McKay
Its: Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Name
Exhibit 10.1	Executive Employment Agreement with Robert R. Black, Sr. dated January 8, 2009
Exhibit 10.2	Executive Employment Agreement with Anthony Toti dated January 8, 2009